As filed with the Securities and Exchange Commission on May 22, 2025.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Envirotech Vehicles, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3714	46-0774222
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7510 Ardmore Street

Houston, TX 77054

(870) 970-3355

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jason Maddox

President and Interim Chief Financial Officer

7510 Ardmore Street

Houston, TX 77054

(870) 970-3355

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael A. Hedge K&L Gates LLP 1 Park Plaza, Twelfth Floor Irvine, CA 92614 (949) 623-3519

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The Selling Securityholder may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED MAY 22, 2025

95,888,921 Shares of Common Stock

This prospectus relates to the resale, from time to time, of up to 95,888,921 shares of common stock, par value $0.00001 per share (the “Common Stock”), of Envirotech Vehicles, Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”), by YA II PN, LTD. (the “Selling Securityholder”) that may be issued by the Company to the Selling Securityholder, from time to time after the date of this prospectus, pursuant to that certain amended and restated standby equity purchase agreement, dated October 31, 2024, by and between the Company and the Selling Securityholder (the “A&R SEPA”), as amended and supplemented by the supplemental agreement, dated February 24, 2025, by and between the Company and the Selling Securityholder (the “Supplemental Agreement” and, together with the A&R SEPA, the “Purchase Agreement”), either in our sole discretion following an Advance Notice (as defined below) or pursuant to an Investor Notice (as defined below) upon the terms and subject to the conditions set forth in the Purchase Agreement.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our Common Stock by the Selling Securityholder. However, after payment in full of the outstanding balances under the Promissory Notes, we may receive up to $17 million additional aggregate gross proceeds from sales of Common Stock that we may make to the Selling Securityholder pursuant to the Purchase Agreement after the date of this prospectus. See “The Amended and Restated Standby Equity Purchase Agreement” on page 12 of this prospectus for a description of the Purchase Agreement and “Selling Securityholder” on page 17 of this prospectus for additional information regarding the Selling Securityholder.

The Selling Securityholder may sell or otherwise dispose of the Common Stock described in this prospectus in a number of different ways and at varying prices. The Selling Securityholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”), and any profits on the sales of shares of our Common Stock by the Selling Securityholder and any discounts, commissions, or concessions received by the Selling Securityholder are deemed to be underwriting discounts and commissions under the Securities Act. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in any applicable prospectus supplement. We will pay the expenses incurred in registering under the Securities Act the offer and sale of the shares of Common Stock to which this prospectus relates by the Selling Securityholder, including our legal and accounting fees. See the sections “About this Prospectus” on page ii and “Plan of Distribution” on page 22 of this prospectus for more information. No securities may be sold without delivery of this prospectus and any applicable prospectus supplement describing the method and terms of the offering of such securities. You should carefully read this prospectus and any applicable prospectus supplement before you invest in our securities.

We engaged A.G.P./Alliance Global Partners (“AGP”) to act as our financial advisor in connection with this offering. We have agreed to pay AGP a cash fee of 7% based upon the aggregate gross proceeds received from the sales of Common Stock that we elect to make to the Selling Securityholder pursuant to the Purchase Agreement. See “Plan of Distribution” on page 22 of this prospectus for additional information regarding this arrangement.

Shares of our Common Stock are listed on the Nasdaq Capital Market under the symbol “EVTV”. On May 21, 2025, the last reported sale price for our Common Stock was $0.21 per share.

Investing in the securities involves a high degree of risk. See the section titled “Risk Factors” beginning on page 9 of this prospectus for a discussion of information that you should consider before investing in our securities.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is               , 2025.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC to register the securities described in this prospectus for resale by the Selling Securityholder who may, from time to time, sell the securities described in this prospectus.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section titled “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus and any prospectus supplement filed by us with the SEC in connection with this offering, and the documents incorporated by reference herein and therein. Neither we nor the Selling Securityholder has authorized anyone to provide you with different information. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information in this prospectus and any applicable prospectus supplement is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates. The Selling Securityholder is offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted.

Unless otherwise indicated, information contained in this prospectus or any applicable prospectus supplement concerning our industry, including our market opportunity, is based on information from independent industry analysts, market research, publicly available information and industry publications. The third-party sources from which we have obtained information are generally believed to be reliable, but we cannot assure you that such information is accurate or complete. Management estimates contained in this prospectus and any applicable prospectus supplement are based on assumptions made by us using our internal research data and our knowledge of such industry and market, including reference to publicly available information released by independent industry analysts and third-party sources, which we believe to be reasonable. In addition, while we believe such information is generally reliable and is based on reasonable assumptions, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the heading “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Statement Regarding Forward-Looking Statements.”

For investors outside the United States: Neither we, nor the Selling Securityholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of securities and the distribution of this prospectus outside the United States.

As used in this prospectus, unless the context otherwise requires, the terms “Envirotech,” the “Company,” “we,” “us,” “our” and “our company” mean Envirotech Vehicles, Inc., a Delaware corporation, and its consolidated subsidiaries.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. This summary does not contain all of the information you should consider in making an investment decision. You should read this entire prospectus carefully, including the section titled “Risk Factors,” as well as the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” and our consolidated financial statements and related notes thereto incorporated by reference into this prospectus, before making an investment decision.

Overview

We are a provider of purpose-built zero-emission electric vehicles focused on reducing the total cost of vehicle ownership and helping fleet operators unlock the benefits of green technology. We serve commercial and last-mile fleets, school districts, public and private transportation service companies, and colleges and universities to meet the increasing demand for light to heavy-duty electric vehicles. Our vehicles address the challenges of traditional fuel price cost instability and local, state and federal environmental regulatory compliance. We currently offer Class 2 through 4 logistics vans, Class 4 through 5 urban trucks, school buses, electric forklifts, street sweepers, neighborhood electric vehicles and right-hand drive vans and urban trucks.

Our vehicles are manufactured by outside, original equipment manufacturer (“OEM”) partners located in China, Malaysia and the Philippines that can be marketed, sold, warrantied and serviced through our developing distribution and service network.

Our vehicles include options for telemetrics for remote monitoring, electric power-export and various levels of grid-connectivity. Our zero-emission products may also grow to include automated charging infrastructure and “intelligent” stationary energy storage that enables fast vehicle charging, emergency back-up facility power, and access to the developing, grid-connected opportunities for the aggregate power available from groups of large battery packs.

On October 30, 2024, we entered into a Membership Interest Purchase Agreement (the “MIPA”) with Maddox Industries, LLC, a Puerto Rico limited liability company (“Maddox Industries”), and Jason Maddox, the sole member of Maddox Industries (the “Seller”), pursuant to which, subject to the terms and conditions of the MIPA, we purchased from the Seller all of the issued and outstanding membership interests (the “Purchased Interests”) in Maddox Industries (the “Maddox Acquisition”). In connection with the Maddox Acquisition, our Board of Directors (the “Board”) also appointed Jason Maddox as our President in October 2024.

As consideration for the Purchased Interests, at the closing of the Maddox Acquisition on December 18, 2024 (the “Closing”), we issued 3,100,000 shares of Common Stock to the Seller (the “Stock Consideration”). In addition, during the six-month period following the Closing (the “Earnout Period”), the Seller was eligible to receive up to six monthly cash payments in an aggregate amount of up to $1 million (each such monthly payment, an “Earnout Payment”), with the Earnout Payment for each calendar month being equal to the aggregate amount of gross revenue received by Maddox Industries in respect of any closing receivable, as specified in the MIPA, during such calendar month, subject to an aggregate limit of $1 million with respect to all Earnout Payments payable under the MIPA.

Our Solution

We are a provider of purpose-built zero-emission electric vehicles focused on reducing the total cost of ownership. Our vehicles are manufactured by OEMs located in China, Malaysia and the Philippines and marketed, sold, warrantied and serviced through our developing distribution and service network. Our vehicles are designed to help fleet operators unlock the benefits of technology that reduces greenhouse gases (“GHG”), NOx, PM and other pollutants, as well as to address the challenges of local, state and federal regulatory compliance and traditional-fuel price cost instability.

We seek to enable our customers to:

●	Add Emission-Compliant Vehicles to Their Fleets. Our commercial fleet vehicles are designed to reduce or eliminate the use of traditional petroleum-based fuels that create GHGs and particulate matter.

●

Reduce Total Cost of Ownership. Our technology is designed to reduce fuel budgets and maintenance costs by eliminating or reducing reliance on traditional petroleum-based fuels through the use of more energy efficient and less variably priced grid-provided electricity.

●

Reduce Maintenance Costs of Existing Vehicles. Zero-emission electric vehicles generally have lower maintenance costs. These reduced maintenance costs may take the form of longer service intervals between brake system maintenance, elimination of internal combustion engine oil and oil filter changes, reduction or elimination of transmission oil and oil filter changes, reduction or elimination of air filter changes, elimination of emissions systems services, elimination of diesel emission fluid use, elimination of emissions and the elimination of certification tests.

●

Plan for Natural Disasters When Fuel Supply May be Interrupted. Our zero-emissions systems are designed, when optionally equipped, to serve as on-site emergency back-up energy storage if grid power becomes intermittent or fails temporarily during natural or man-made disasters.

●

Improve the Environment Around Vehicles. As a result of our zero-emission systems, drivers, operators, customers and the communities they serve could have healthier environments in and around these vehicles.

Our Products and Services

Our products and services primarily include purpose-built, zero-emission vehicles and chassis of all sizes manufactured by OEMs, and are marketed, sold, warrantied and serviced through our developing distribution and service network.

We engage OEMs to design and supply vehicles for us that meet our specifications. In addition, our products and services may in the future include some or all of the following:

●	Zero-emission electric systems for ship-through integration by outside OEMs into their own privately branded medium to heavy-duty commercial fleet vehicles.

●	Automated charging infrastructure for commercial fleet vehicles.

●	“Intelligent” stationary energy storage that enables fast vehicle charging.

●	“Intelligent” stationary energy storage that enables emergency back-up facility power during grid power outages.

●	“Intelligent” stationary energy storage that enables access to the developing grid-connected opportunities for the aggregate power available from groups of large battery packs.

●

“Intelligent” stationary energy storage that enables avoidance of electric utility demand charges for commercial customers integrated with or independent of Envirotech-supplied, zero-emission fleet vehicle(s).

●

Energy storage systems (battery packs) replacements with better energy density and/or expected lifecycles for existing electric vehicles and equipment that has outlived their OEM-provided energy storage systems. For example, replace flooded lead acid (“FLA”) battery packs of existing industrial forklifts and underground mining equipment with more energy dense and higher cycle-life battery packs composed of lithium-ion cells.

Amended and Restated Standby Equity Purchase Agreement with the Selling Securityholder

On September 23, 2024, we entered into a standby equity purchase agreement, by and between the Company and the Selling Securityholder (the “Original SEPA”) which was amended and restated on October 31, 2024 (the “A&R SEPA”). Pursuant to the A&R SEPA, the Selling Securityholder advanced to the Company the aggregate principal amount of $3 million (the “Pre-Paid Advance”) in exchange for our issuance to the Selling Securityholder of convertible promissory notes in two tranches (the “Initial Promissory Notes”). We received the first tranche of the Pre-Paid Advance in the principal amount of $2 million on October 31, 2024 in exchange for the Initial Promissory Note dated October 31, 2024 (the “EVTV-1 Promissory Note”), and the second tranche of the Pre-Paid Advance in the principal amount of $1 million on December 17, 2024 in exchange for the Initial Promissory Note dated December 17, 2024 (the “EVTV-2 Promissory Note”). The Initial Promissory Notes accrue interest on the outstanding principal balance at an annual rate equal to 0%, which will increase to an annual rate of 18% upon the occurrence of an Event of Default (as defined in the Initial Promissory Notes) or a Registration Event (as defined in the Initial Promissory Notes) for so long as such event remains uncured. Prior to our entry into the Supplemental Agreement, the Initial Promissory Notes were initially set to mature on November 13, 2025, and were convertible at a conversion price equal to the lower of (i) $2.1480 per share or (ii) 93% of the lowest daily volume weighted average price of the Common Stock in the Nasdaq Stock Market LLC (“Nasdaq”) as reported by Bloomberg L.P. (“VWAP”) during the five consecutive trading days immediately preceding the conversion date (but no lower than the “floor price” then in effect, which was $0.3580 per share, subject to adjustment from time to time in accordance with the terms contained in the Initial Promissory Notes). Pursuant to the terms of the Original SEPA, the Company issued 64,103 shares of common stock to the Selling Securityholder as a commitment fee (the “Commitment Shares”).

During the first quarter of 2025, the obligation under the EVTV-2 Promissory Note in the principal amount of $1 million was fully satisfied through the conversion of the EVTV-2 Promissory Note into shares of Common Stock. As a result of this conversion, 1,743,476 shares of Common Stock were issued at a weighted average price of $0.57. During the same quarter, the obligation under the EVTV-1 Promissory Note in the principal amount of $2 million was partially satisfied through the conversion of the EVTV-1 Promissory Note into shares of Common Stock. As a result of this conversion, 1,490,304 shares of Common Stock were issued at a weighted average price of $0.41. The remaining principal balance of the EVTV-1 Promissory Note on March 31, 2025 was $1,383,343.

On February 24, 2025, we entered into a supplemental agreement, dated February 24, 2025 (the “Supplemental Agreement” and, together with the A&R SEPA, the “Purchase Agreement”), with the Selling Securityholder, which amends and supplements the A&R SEPA to: (i) provide for the advancement by Selling Securityholder to us, subject to the satisfaction of certain conditions as set forth in the Supplemental Agreement, of an additional pre-paid advance in the aggregate principal amount of $5 million under the Purchase Agreement (the “Additional Pre-Paid Advance”), to be evidenced by convertible promissory notes (the “Additional Promissory Notes” and, together with the Initial Promissory Notes, the “Promissory Notes") in two tranches, (ii) amend the maturity date for the EVTV-1 Promissory Note to March 9, 2026, and (iii) amend the floor price for the EVTV-1 Promissory Note to $0.0713 per share.

The Additional Promissory Notes accrue interest on the outstanding principal balance at an annual rate equal to 5%, which will increase to an annual rate of 18% upon the occurrence of an Event of Default (as defined in the Additional Promissory Notes) or a Registration Event (as defined in the Additional Promissory Notes) for so long as such event remains uncured. The Additional Promissory Notes will mature on March 9, 2026, which may be extended at the option of the Selling Securityholder. The Additional Promissory Notes are convertible at a conversion price equal to the lower of (i) $1.00 per share or (ii) 93% of the lowest daily VWAP during the five consecutive trading days immediately preceding the conversion date (but no lower than the “floor price” then in effect, which is $0.0713 per share, subject to adjustment from time to time in accordance with the terms contained in the Additional Promissory Notes).

The first tranche of the Additional Pre-Paid Advance was disbursed on February 25, 2025 in the principal amount of $3 million as evidenced by an Additional Promissory Note issued by the Company to the Selling Securityholder on February 24, 2025 (the “EVTV-3 Promissory Note”). The second tranche of the Additional Pre-Paid Advance was disbursed on May 8, 2025 in the principal amount of $2 million as evidenced by an Additional Promissory Note issued by the Company to the Selling Securityholder on May 7, 2025 (the “EVTV-4 Promissory Note”).

At the closing of each tranche of the Pre-Paid Advance and the Additional Pre-Paid Advance, the Selling Securityholder advanced to us the principal amount of such tranche, less a discount in the amount equal to 5% of the principal amount of such tranche netted from the purchase price due and structured as an original issue discount.

Pursuant to the Purchase Agreement, and upon the satisfaction of the conditions to the Selling Securityholder’s purchase obligation set forth in the Purchase Agreement, including the registration of shares of Common Stock issuable pursuant to the Purchase Agreement for resale, we will have the right, from time to time, until November 1, 2027, to require the Selling Securityholder to purchase up to $25 million of shares of our Common Stock (the “Commitment Amount”), subject to certain limitations and conditions set forth in the Purchase Agreement, by delivering written notice to the Selling Securityholder (“Advance Notice”). Following the disbursements of the Pre-Paid Advance and Additional Pre-Paid Advance have reduced the Commitment Amount to $17 million.

If there is no balance outstanding under a Promissory Note, we may, in our sole discretion, select the amount of the advance that we desire to issue and sell to the Selling Securityholder in each Advance Notice (an “Advance”), subject to a maximum limit equal to 100% of the average of the daily volume traded of the Common Stock on Nasdaq for the five consecutive trading days immediately preceding the delivery of an Advance Notice (“Maximum Advance Amount”). If there is a balance outstanding under a Promissory Note, we may only submit an Advance Notice (i) if an Amortization Event (as defined below) has occurred and our obligation to make prepayments under the Promissory Notes has not ceased, and (ii) the aggregate purchase price owed to us from such Advances (“Advance Proceeds”) will be paid by the Selling Securityholder by offsetting the amount of the Advance Proceeds against an equal amount outstanding under the Promissory Notes. Pursuant to an Advance Notice, the shares will be issued and sold to the Selling Securityholder at a per share price equal to, at the election of the Company as specified in the relevant Advance Notice: (i) 96% of the Market Price (as defined below) for any period commencing on the receipt of the Advance Notice by the Selling Securityholder (or, if the Advance Notice is submitted to the Selling Securityholder prior to 9:00 a.m. Eastern Time, the opening of trading on such day) and ending on 4:00 p.m. Eastern time on the applicable Advance Notice date (the “Option 1 Pricing Period”), and (ii) 97% of the Market Price for any three consecutive trading days commencing on the day such Advance Notice is delivered (the “Option 2 Pricing Period,” and each of the Option 1 Pricing Period and the Option 2 Pricing Period, a “Pricing Period”).

For so long as there is a balance outstanding under a Promissory Note, the Selling Securityholder, at its sole discretion, may deliver to us a notice (an “Investor Notice”), to cause an Advance Notice to be deemed delivered to the Selling Securityholder and the issuance of shares of our Common Stock to the Selling Securityholder pursuant to an Advance. The Selling Securityholder may select the amount of the Advance pursuant to an Investor Notice up to the Maximum Advance Amount, provided that the amount of the Advance selected shall not exceed the balance owed under all Promissory Notes outstanding on the date of delivery of the Investor Notice. The shares will be issued and sold to the Selling Securityholder pursuant to an Investor Notice at a per share price equal to the Conversion Price that would be applicable to the amount of the Advance selected by the Selling Securityholder if such amount were to be converted as of the date of delivery of the Investor Notice. The Selling Securityholder will pay the purchase price for such shares to be issued pursuant to the Investor Notice by offsetting the amount of the purchase price to be paid by the Selling Securityholder against an amount outstanding under the Promissory Notes.

Actual sales of shares of our Common Stock to the Selling Securityholder under the Purchase Agreement will depend on a variety of factors, which may include, among other things, market conditions, the trading price of our Common Stock and determinations by us as to the appropriate sources of funding for our business and its operations.

We may not issue or sell any shares of Common Stock to the Selling Securityholder under the Purchase Agreement which, when aggregated with all other shares of Common Stock then beneficially owned by the Selling Securityholder and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the Selling Securityholder and its affiliates beneficially owning more than 4.99% of the then-outstanding shares of Common Stock (the “Beneficial Ownership Limitation”). However, the Beneficial Ownership Limitation does not prevent the Selling Securityholder from selling some or all of the shares of Common Stock it acquires and then acquiring additional shares, consequently resulting in the Selling Securityholder being able to sell in excess of the Beneficial Ownership Limitation despite not holding more than 4.99% of our outstanding shares of Common Stock at any given time.

The net proceeds to us under the Purchase Agreement will depend on the frequency and prices at which we sell shares of Common Stock to the Selling Securityholder. Upon the effectiveness of the registration statement of which this prospectus forms a part, we expect that any proceeds received by us from such sales to the Selling Securityholder will be used for working capital. We may also use a portion of the net proceeds for the acquisition of, or investment in, technologies, solutions or businesses that complement our business, although we have no present agreements to enter into any acquisitions or investments.

The Selling Securityholder has agreed that, except as otherwise expressly provided in the Purchase Agreement, it and its affiliates will not engage in any short sales of the Common Stock during the term of the Purchase Agreement.

The Purchase Agreement will automatically terminate on the earliest to occur of (i) November 1, 2027, provided that if any Promissory Notes are then outstanding, such termination will be delayed until such date that the outstanding balance of any Promissory Note has been repaid or any outstanding Promissory Note has been otherwise terminated in accordance with its terms or (ii) the date on which the Selling Securityholder shall have purchased from us under the Purchase Agreement the Commitment Amount. We have the right to terminate the Purchase Agreement upon five trading days’ prior written notice to the Selling Securityholder, provided that there are no outstanding Advance Notices under which we are yet to issue Common Stock and provided that we have paid all amounts owed to the Selling Securityholder pursuant to the Purchase Agreement and the Promissory Notes. We and the Selling Securityholder may also agree to terminate the Purchase Agreement by mutual written consent. Neither we nor the Selling Securityholder may assign or transfer our respective rights and obligations under the Purchase Agreement, and no provision of the Purchase Agreement may be modified or waived by us or the Selling Securityholder other than by an instrument in writing signed by both parties.

As consideration for the Selling Securityholder’s commitment to purchase shares of Common Stock at our direction upon the terms and subject to the conditions set forth in the Purchase Agreement, prior to the Effective Date, we issued the Commitment Shares and paid a structuring fee in an aggregate amount of $25,000.

The Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

The description of the A&R SEPA, the Supplemental Agreement and the Promissory Notes does not purport to be complete and is qualified in its entirety by reference to the full text of the A&R SEPA, the Supplemental Agreement and the Promissory Notes, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part and are incorporated herein by reference.

As of May 15, 2025, there were 25,670,211 shares of Common Stock outstanding, of which 20,968,356 shares were held by non-affiliates. If all of the 95,888,921 shares offered for resale by the Selling Securityholder under the registration statement of which this prospectus forms a part were issued and outstanding as of May 15, 2025, such shares would represent approximately 78.9% of the total number of shares of our Common Stock outstanding and approximately 82.1% of the total number of outstanding shares of Common Stock held by non-affiliates.

Implications of Being a Smaller Reporting Company

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we will continue to be permitted to make certain reduced disclosures in our periodic reports and other documents that we file with the SEC.

Company and Other Information

Our company was originally incorporated under the laws of the state of Florida on August 6, 2012, as ADOMANI, Inc., and, in November 2016, was reincorporated in the state of Delaware under the same name.

On March 15, 2021, we completed our acquisition of Envirotech Drive Systems, Inc., a Delaware corporation, and subsequently changed our company’s name from ADOMANI, Inc. to Envirotech Vehicles, Inc., effective as of May 26, 2021.

Our principal executive offices are located at 1425 Ohlendorf Road, Osceola, Arkansas 72370. Our telephone number is (870) 970-3355. Our corporate website address is www.evtvusa.com. The information contained on our website is not incorporated by reference into this prospectus and inclusion of our website address in this prospectus is an inactive textual

THE OFFERING

Issuer:	Envirotech Vehicles, Inc.

Shares of Common Stock offered by the Selling Securityholder:	Up to 95,888,921 shares of our Common Stock.

Common Stock outstanding before this offering:	25,670,211 shares of our Common Stock(1)

Common Stock to be outstanding after giving effect to the issuance of the shares registered for resale hereunder:	121,559,132 shares of our Common Stock(1)

Use of proceeds:

We will not receive any proceeds from the resale of shares of Common Stock included in this prospectus by the Selling Securityholder. However, we expect to receive proceeds from sales of Common Stock that we may elect to make to the Selling Securityholder pursuant to the Purchase Agreement, if any, from time to time in our discretion. The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell shares of Common Stock to the Selling Securityholder after the date of this prospectus. See the section of this prospectus titled “The Standby Equity Purchase Agreement” for a description of how the price we may sell shares of Common Stock to the Selling Securityholder is calculated pursuant to the Purchase Agreement.

We currently intend to use the net proceeds that we receive from sales of our Common Stock to the Selling Securityholder, if any, under the Purchase Agreement primarily for working capital. We may also use a portion of the net proceeds for the acquisition of, or investment in, technologies, solutions or businesses that complement our business, although we have no present agreements to enter into any acquisitions or investments. See “Use of Proceeds” on page 15 of this prospectus for additional information.

Market for Common Stock:	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “EVTV.”

Risk factors:

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of factors you should consider before making a decision to invest in our securities.

(1)

The number of shares of our Common Stock to be outstanding immediately before this offering, as shown above, is as of May 15, 2025. The number of shares of our Common Stock to be outstanding immediately after this offering, as shown above, is based on 25,670,211 shares of Common Stock outstanding as of May 15, 2025, and excludes, as of such date:

●	27,380,882 shares of Common Stock reserved for issuance under the 2017 Equity Incentive Plan;

●	1,470,381 shares of Common Stock issuable upon the exercise of outstanding warrants at a weighted-average exercise price of $12.79 per share; and

●	9,672,482 shares of Common Stock issuable upon the exercise of stock options, with a weighted-average exercise price of $1.59 per share.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein and therein contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future events or our future financial performance or condition and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “contemplate,” “plan,” “project,” “forecast,” “potential,” “possible,” “proposed,” “should,” “develop,” “opportunity,” “target,” “outlook,” “optimistic,” “poised,” “positioned,” “maintain,” “continue,” “aim,” “goal,” “will” and “would” or the negatives of these terms or other comparable terminology intended to identify statements about the future.

You should not place undue reliance on forward-looking statements. The cautionary statements set forth in this prospectus and the documents incorporated by reference herein and therein, identify important factors, which you should consider in evaluating our forward-looking statements. These factors could cause actual results and events to differ materially from those expressed or implied in any forward-looking statement and include, among other things:

●	our ability to generate demand for our zero-emission commercial fleet vehicles in order to generate revenue;

●	our dependence upon external sources for the financing of our operations;

●	our ability to effectively execute our business plan;

●	our ability to successfully integrate and realize the benefits of strategic acquisitions;

●	our ability and our suppliers’ ability to scale our zero-emission products assembling processes effectively and quickly from low volume production to high volume production;

●	our ability to manage our expansion, growth and operating expenses and reduce and adequately control the costs and expenses associated with operating our business;

●	the potential impact of product recalls and product liability claims relating to the product we distribute and other litigation;

●

our ability and our manufacturing partners’ ability to navigate the current disruption to the global supply chain and procure the raw materials, parts, and components necessary to produce our vehicles on terms acceptable to us and our customers;

●	our ability to obtain, retain and grow our customers, and our dependence on a limited number of customers;

●	our ability to enter into, sustain and renew strategic relationships on favorable terms;

●	our dependency on, and retention of, key personnel;

●	our ability to achieve and sustain profitability;

●

the impact of legislation and/or government regulation on our business and industry, including, without limitation, the status of government subsidies, rebates and economic incentives that support the development and demand of our products and services;

●	ongoing and anticipated changes in the U.S. political environment, including those resulting from the new Presidential administration, and changes to regulatory agencies;

●	changes in trade policies and the imposition of tariffs and other trade barriers in the jurisdictions where we source our materials or sell our products;

●	our ability to evaluate and measure our current business and future prospects;

●	our ability to compete and succeed in a highly competitive and evolving industry;

●	our ability to respond and adapt to changes in electric vehicle technology;

●	the cost and adequacy of insurance coverage and increases in the number of severity of insurance and claims expenses;

●	our ability to protect our intellectual property and to develop, maintain and enhance a strong brand; and

●

disruptions in our information technology systems, including, but not limited to, systems failures, cyber-attacks, unauthorized physical or electronic access, or other natural or man-made incidents or disasters.

You should read this prospectus and the documents incorporated by reference herein and therein completely and with the understanding that our actual results may differ materially from what we expect as expressed or implied by our forward-looking statements. Forward-looking statements are subject to a number of known and unknown risks, uncertainties, assumptions and other important factors, including, but not limited to, those discussed described in the “Risk Factors” section contained in this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. In light of the significant risks and uncertainties to which our forward-looking statements are subject, you should not place undue reliance on such forward-looking statements or regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all. These forward-looking statements represent our estimates and assumptions only as of the date made regardless of the time of delivery of this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before you invest in our securities, you should consider the risks described below, together with all of the other information included or incorporated by reference in this prospectus, including the risks and uncertainties discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, which has been filed with the SEC and is incorporated by reference in this prospectus, as well as any updates thereto contained in subsequent filings with the SEC, before deciding whether to purchase our securities in this offering. If any of the risks described below or incorporated by reference actually occur, our business, financial condition, results of operations and future prospects could be materially and adversely affected. In that event, the market price of our Common Stock could decline, and you could lose part or all of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations and stock price.

Risks Related to this Offering

It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to the Selling Securityholder, or the actual gross proceeds resulting from those sales.

Pursuant to the Purchase Agreement, the Selling Securityholder initially committed to purchase up to the Commitment Amount, subject to certain limitations and conditions set forth in the Purchase Agreement. Following the disbursements of the Pre-Paid Advance and Additional Pre-Paid Advance have reduced the Commitment Amount to $17 million. The shares of our Common Stock that may be issued under the Purchase Agreement may be sold by us to the Selling Securityholder at our discretion from time to time for a period of up to 36 months following the execution of the Purchase Agreement on October 31, 2024, unless the Purchase Agreement is earlier terminated.

After there is no balance outstanding under a Promissory Note, we will generally have the right to control the timing and amount of any sales of our shares of Common Stock to the Selling Securityholder under the Purchase Agreement. Generally, sales of our Common Stock, if any, to the Selling Securityholder under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Securityholder all, some or none of the shares of our Common Stock that may be available for us to sell to the Selling Securityholder pursuant to the Purchase Agreement.

Because the purchase price per share to be paid by the Selling Securityholder for the shares of Common Stock that we may elect to sell to the Selling Securityholder under the Purchase Agreement, if any, will fluctuate based on the market prices of our Common Stock prior to each advance made pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of Common Stock that we will sell to the Selling Securityholder under the Purchase Agreement, the purchase price per share that the Selling Securityholder will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by the Selling Securityholder under the Purchase Agreement, if any.

Investors who buy shares at different times will likely pay different prices.

If the Selling Secuirtyholder elects to convert any or all of principal under the Convertible Notes and when we do elect to sell shares of our Common Stock to the Selling Securityholder pursuant to the Purchase Agreement, after the Selling Securityholder has acquired such shares, the Selling Securityholder may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from the Selling Securityholder in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution, and in some cases substantial dilution, and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Securityholder in this offering as a result of future sales made by us to the Selling Securityholder at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to the Selling Securityholder under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the Selling Securityholder may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Sales of a substantial number of our securities in the public market by our existing stockholders could cause the price of our shares of Common Stock to fall.

The Selling Securityholder can resell, under this prospectus, up to 95,888,921 shares of Common Stock that we may issue to the Selling Securityholder pursuant to the Purchase Agreement, either in our sole discretion following an Advance Notice or pursuant to an Investor Notice, from time to time after the date of this prospectus and during the term of the Purchase Agreement. If all of the 95,888,921 shares offered for resale by the Selling Securityholder under this prospectus were issued and outstanding as of May 15, 2025, such shares would represent approximately 78.9% of the total number of outstanding shares of Common Stock and approximately 82.1% of the total number of outstanding shares of Common Stock held by non-affiliates of our company, in each case as of May 15, 2025.

Sales of a substantial number of our shares of Common Stock in the public market by the Selling Securityholder and/or by our other existing stockholders, or the perception that those sales might occur, could depress the market price of our shares of Common Stock and could impair our ability to raise capital through the sale of additional equity securities.

Our management team will have broad discretion over the use of the net proceeds from our sale of shares of Common Stock to the Selling Securityholder, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management team will have broad discretion as to the use of the net proceeds from our sale of shares of Common Stock to the Selling Securityholder, if any, and we could use such proceeds for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management team with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management team to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

Risks Related to the Ownership of Our Securities

The price of our Common Stock is and is likely to continue to be volatile and fluctuate substantially, which could result in substantial losses for our stockholders and may prevent you from reselling your shares at or above the price you paid for your shares.

The market price of our Common Stock is and is likely to remain volatile and may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

●	overall performance of the equity markets;
●	the development and sustainability of an active trading market for our Common Stock;
●	our operating performance and the performance of other similar companies;
●

changes in the estimates of our operating results that we provide to the public, our failure to meet these projections or changes in recommendations by securities analysts that elect to follow our Common Stock;

●	press releases or other public announcements by us or others, including our filings with the SEC;
●	changes in the market perception of all-electric and hybrid products and services generally or in the effectiveness of our products and services in particular;
●	announcements of technological innovations, new applications, features, functionality or enhancements to products, services or products and services by us or by our competitors;
●	announcements of acquisitions, strategic alliances or significant agreements by us or by our competitors;
●	announcements of customer additions and customer cancellations or delays in customer purchases;
●	announcements regarding litigation involving us;
●	recruitment or departure of key personnel;
●	changes in our capital structure, such as future issuances of debt or equity securities;
●	our entry into new markets;
●	regulatory developments in the United States or foreign countries;
●	the economy as a whole, market conditions in our industry, and the industries of our customers;
●	the expiration of market standoff or contractual lock-up agreements;
●	the size of our market float; and
●	any other factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

The market price and volume of our Common Stock could fluctuate, and in the past has fluctuated, relative to our limited public float. We are particularly subject to fluctuations as reported on Nasdaq. During the period January 1, 2024 through December 31, 2024, the closing price of a share of our Common Stock reached a high of $2.92 and a low of $1.12, with daily trade volumes reaching a high of 2,517,817 shares and a low of 857 shares. During the period January 1, 2023 through December 31, 2023, the closing price of a share of our Common Stock reached a high of $3.92 and a low of $1.03, with daily trade volumes reaching a high of 291,200 shares and a low of 1,500 shares. During the year ended December 31, 2022, the closing price of a share of our Common Stock reached a high of $7.40 and a low of $1.98, with daily trade volumes reaching a high of 430,809 shares and a low of 2,476 shares. In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many technology companies. Stock prices of many technology companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies.

Future sales of our Common Stock could lower our stock price and dilute existing stockholders.

We may, in the future, sell additional shares of Common Stock in subsequent public or private offerings. We cannot predict the size or terms of future issuances of our Common Stock or the effect, if any, that future sales and issuances of shares of our Common Stock will have on the market price of our Common Stock. Sales of substantial amounts of our Common Stock, or the perception that such sales could occur, may adversely affect prevailing market prices for our Common Stock. In addition, these sales may be dilutive to existing stockholders.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our Common Stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If few securities analysts commence coverage of us, or if industry analysts cease coverage of us, the trading price for our Common Stock would be negatively affected. If one or more of the analysts who cover us downgrade our Common Stock or publish inaccurate or unfavorable research about our business, our Common Stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our Common Stock could decrease, which might cause our Common Stock price and trading volume to decline.

We may fail to meet our publicly announced guidance or other expectations about our business, which would cause our stock price to decline.

We may provide guidance regarding our expected financial and business performance, such as projections regarding sales and production, as well as anticipated future revenues, gross margins, profitability and cash flows. Correctly identifying key factors affecting business conditions and predicting future events is inherently an uncertain process and our guidance may not ultimately be accurate. Our guidance is based on certain assumptions such as those relating to anticipated production and sales volumes and average sales prices, supplier and commodity costs, and planned cost reductions. If our guidance is not accurate or varies from actual results due to our inability to meet our assumptions or the impact on our financial performance that could occur as a result of various risks and uncertainties, the market value of our Common Stock could decline significantly.

We do not intend to pay dividends for the foreseeable future.

We have never declared nor paid cash dividends on our capital stock. We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. Consequently, stockholders must rely on sales of their Common Stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

Provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

●	authorize the issuance of “blank check” preferred stock that could be issued by our board of directors to defend against a takeover attempt;
●

establish a classified board of directors, as a result of which the successors to the directors whose terms have expired will be elected to serve from the time of election and qualification until the third annual meeting following their election;

●	require that directors only be removed from office for cause and only upon a supermajority stockholder vote;
●	provide that vacancies on the board of directors, including newly created directorships, may be filled only by a majority vote of directors then in office rather than by stockholders;
●	prevent stockholders from calling special meetings; and
●	prohibit stockholder action by written consent, requiring all actions to be taken at a meeting of the stockholders.

In addition, we are governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”), which generally prohibits a Delaware corporation from engaging in a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder becomes an “interested” stockholder.

THE STANDBY EQUITY PURCHASE AGREEMENT

On September 23, 2024, we entered into the Original SEPA, which was amended and restated on October 31, 2024 by the A&R SEPA. Pursuant to the A&R SEPA, the Selling Securityholder advanced to the Company the Pre-Paid Advance in an aggregate principal amount of $3 million in exchange for our issuance to the Selling Securityholder of the Initial Promissory Notes in two tranches. We received the first tranche of the Pre-Paid Advance in the principal amount of $2 million on October 31, 2024 in exchange for the EVTV-1 Promissory Note, and the second tranche of the Pre-Paid Advance in the principal amount of $1 million on December 17, 2024 in exchange for the EVTV-2 Promissory Note. The Initial Promissory Notes accrue interest on the outstanding principal balance at an annual rate equal to 0%, which will increase to an annual rate of 18% upon the occurrence of an Event of Default (as defined in the Initial Promissory Notes) or a Registration Event (as defined in the Initial Promissory Notes) for so long as such event remains uncured. Prior to our entry into the Supplemental Agreement, the Initial Promissory Notes were initially set to mature on November 13, 2025, and were convertible at a conversion price equal to the lower of (i) $2.1480 per share or (ii) 93% of the lowest daily VWAP during the five consecutive trading days immediately preceding the conversion date (but no lower than the “floor price” then in effect, which was $0.3580 per share, subject to adjustment from time to time in accordance with the terms contained in the Initial Promissory Notes). Pursuant to the terms of the Original SEPA, the Company issued the Commitment Shares to the Selling Securityholder as a commitment fee.

During the first quarter of 2025, the obligation under the EVTV-2 Promissory Note in the principal amount of $1 million was fully satisfied through the conversion of the EVTV-2 Promissory Note into shares of Common Stock. During the same quarter, the obligation under the EVTV-1 Promissory Note in the principal amount of $2 million was partially satisfied through the conversion of the EVTV-1 Promissory Note into shares of Common Stock. The remaining principal balance of the EVTV-1 Promissory Note on March 31, 2025 was $1,383,343

On February 24, 2025, we entered into the Supplemental Agreement with the Selling Securityholder, which amends and supplements the A&R SEPA to: (i) provide for the advancement by Selling Securityholder to us, subject to the satisfaction of certain conditions as set forth in the Supplemental Agreement, of the Additional Pre-Paid Advance in the aggregate principal amount of $5 million under the Purchase Agreement to be evidenced by the Additional Promissory Notes in two tranches, (ii) amend the maturity date for the EVTV-1 Promissory Note to March 9, 2026, and (iii) amend the floor price for the EVTV-1 Promissory Note to $0.0713 per share.

The Additional Promissory Notes accrue interest on the outstanding principal balance at an annual rate equal to 5%, which will increase to an annual rate of 18% upon the occurrence of an Event of Default (as defined in the Additional Promissory Notes) or a Registration Event (as defined in the Additional Promissory Notes) for so long as such event remains uncured. The Additional Promissory Notes will mature on March 9, 2026, which may be extended at the option of the Selling Securityholder. The Additional Promissory Notes are convertible at a conversion price equal to the lower of (i) $1.00 per share or (ii) 93% of the lowest daily VWAP during the five consecutive trading days immediately preceding the conversion date (but no lower than the “floor price” then in effect, which is $0.0713 per share, subject to adjustment from time to time in accordance with the terms contained in the Additional Promissory Notes).

The first tranche of the Additional Pre-Paid Advance was disbursed on February 25, 2025 in the principal amount of $3 million as evidenced by the EVTV-3 Promissory Note. The second tranche of the Additional Pre-Paid Advance was disbursed on May 8, 2025 in the principal amount of $2 million as evidenced by the EVTV-4 Promissory Note.

At the closing of each tranche of the Pre-Paid Advance and the Additional Pre-Paid Advance, the Selling Securityholder advanced to us the principal amount of such tranche, less a discount in the amount equal to 5% of the principal amount of such tranche netted from the purchase price due and structured as an original issue discount.

Pursuant to the Purchase Agreement, and upon the satisfaction of the conditions to the Selling Securityholder’s purchase obligation set forth in the Purchase Agreement, including the registration of shares of Common Stock issuable pursuant to the Purchase Agreement for resale, we will have the right, from time to time, until November 1, 2027, to require the Selling Securityholder to purchase up to the Commitment Amount, subject to certain limitations and conditions set forth in the Purchase Agreement, by delivering an Advance Notice to the Selling Securityholder. Following the disbursements of the Pre-Paid Advance and Additional Pre-Paid Advance have reduced the Commitment Amount to $17 million.

If there is no balance outstanding under a Promissory Note, we may, in our sole discretion, select the amount of the advance that we desire to issue and sell to the Selling Securityholder in each Advance Notice, subject to the Maximum Advance Amount. If there is a balance outstanding under a Promissory Note, we may only submit an Advance Notice (i) if an Amortization Event (as defined below) has occurred and our obligation to make prepayments under the Promissory Notes has not ceased, and (ii) the Advance Proceeds will be paid by the Selling Securityholder by offsetting the amount of the Advance Proceeds against an equal amount outstanding under the Promissory Notes. Pursuant to an Advance Notice, the shares will be issued and sold to the Selling Securityholder at a per share price equal to, at the election of the Company as specified in the relevant Advance Notice: (i) 96% of the Market Price for any Option 1 Pricing Period, and (ii) 97% of the Market Price for any Option 2 Pricing Period.

For so long as there is a balance outstanding under a Promissory Note, the Selling Securityholder, at its sole discretion, may deliver to us an Investor Notice, to cause an Advance Notice to be deemed delivered to the Selling Securityholder and the issuance of shares of our Common Stock to the Selling Securityholder pursuant to an Advance. The Selling Securityholder may select the amount of the Advance pursuant to an Investor Notice up to the Maximum Advance Amount, provided that the amount of the Advance selected shall not exceed the balance owed under all Promissory Notes outstanding on the date of delivery of the Investor Notice. The shares will be issued and sold to the Selling Securityholder pursuant to an Investor Notice at a per share price equal to the Conversion Price that would be applicable to the amount of the Advance selected by the Selling Securityholder if such amount were to be converted as of the date of delivery of the Investor Notice. The Selling Securityholder will pay the purchase price for such shares to be issued pursuant to the Investor Notice by offsetting the amount of the purchase price to be paid by the Selling Securityholder against an amount outstanding under the Promissory Notes.

Actual sales of shares of our Common Stock to the Selling Securityholder under the Purchase Agreement will depend on a variety of factors, which may include, among other things, market conditions, the trading price of our Common Stock and determinations by us as to the appropriate sources of funding for our business and its operations.

We may not issue or sell any shares of Common Stock to the Selling Securityholder under the Purchase Agreement which, when aggregated with all other shares of Common Stock then beneficially owned by the Selling Securityholder and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the Selling Securityholder and its affiliates beneficially owning more than the Beneficial Ownership Limitation. However, the Beneficial Ownership Limitation does not prevent the Selling Securityholder from selling some or all of the shares of Common Stock it acquires and then acquiring additional shares, consequently resulting in the Selling Securityholder being able to sell in excess of the Beneficial Ownership Limitation despite not holding more than 4.99% of our outstanding shares of Common Stock at any given time.

The net proceeds to us under the Purchase Agreement will depend on the frequency and prices at which we sell shares of Common Stock to the Selling Securityholder. Upon the effectiveness of the registration statement of which this prospectus forms a part, we expect that any proceeds received by us from such sales to the Selling Securityholder will be used for working capital. We may also use a portion of the net proceeds for the acquisition of, or investment in, technologies, solutions or businesses that complement our business, although we have no present agreements to enter into any acquisitions or investments.

The Selling Securityholder has agreed that, except as otherwise expressly provided in the Purchase Agreement, it and its affiliates will not engage in any short sales of the Common Stock during the term of the Purchase Agreement.

The Purchase Agreement will automatically terminate on the earliest to occur of (i) November 1, 2027, provided that if any Promissory Notes are then outstanding, such termination will be delayed until such date that the outstanding balance of any Promissory Note has been repaid or any outstanding Promissory Note has been otherwise terminated in accordance with its terms or (ii) the date on which the Selling Securityholder shall have purchased from us under the Purchase Agreement the Commitment Amount. We have the right to terminate the Purchase Agreement upon five trading days’ prior written notice to the Selling Securityholder, provided that there are no outstanding Advance Notices under which we are yet to issue Common Stock and provided that we have paid all amounts owed to the Selling Securityholder pursuant to the Purchase Agreement and the Promissory Notes. We and the Selling Securityholder may also agree to terminate the Purchase Agreement by mutual written consent. Neither we nor the Selling Securityholder may assign or transfer our respective rights and obligations under the Purchase Agreement, and no provision of the Purchase Agreement may be modified or waived by us or the Selling Securityholder other than by an instrument in writing signed by both parties.

As consideration for the Selling Securityholder’s commitment to purchase shares of Common Stock at our direction upon the terms and subject to the conditions set forth in the Purchase Agreement, prior to the Effective Date, we issued the Commitment Shares and paid a structuring fee in an aggregate amount of $25,000.

The Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

The description of the A&R SEPA, the Supplemental Agreement and the Promissory Notes does not purport to be complete and is qualified in its entirety by reference to the full text of the A&R SEPA, the Supplemental Agreement and the Promissory Notes, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part and are incorporated herein by reference.

Because the purchase price per share to be paid by the Selling Securityholder for the shares of Common Stock that we may elect to sell to the Selling Securityholder under the Purchase Agreement, if any, will fluctuate based on the market prices of our Common Stock during the applicable Pricing Period, as of the date of this prospectus we cannot reliably predict the number of shares of Common Stock that we will sell to the Selling Securityholder under the Purchase Agreement, the actual purchase price per share to be paid by the Selling Securityholder for those shares, or the actual gross proceeds to be raised by us from those sales, if any. As of May 15, 2025, there were 25,670,211 shares of Common Stock outstanding, of which 20,968,356 shares were held by non-affiliates. If all of the 95,888,921 shares offered for resale by the Selling Securityholder under the registration statement of which this prospectus forms a part were issued and outstanding as of May 15, 2025, such shares would represent approximately 78.9% of the total number of shares of our Common Stock outstanding and approximately 82.1% of the total number of outstanding shares of Common Stock held by non-affiliates.

Although the Purchase Agreement provides that we may, in our discretion, from time to time after the date of this prospectus and during the term of the Purchase Agreement, direct the Selling Securityholder to purchase shares of our Common Stock from us in one or more advances under the Purchase Agreement, for a maximum aggregate purchase price of up to the remaining portion of the Commitment Amount, only 95,888,921 shares of Common Stock are being registered for resale under the registration statement of which this prospectus forms a part. While the market price of our Common Stock may fluctuate from time to time after the date of this prospectus and, as a result, the actual purchase price to be paid by the Selling Securityholder under the Purchase Agreement for shares of our Common Stock, if any, may also fluctuate, in order for us to receive the full amount of the Selling Securityholder’ commitment under the Purchase Agreement, it is possible that we may need to issue and sell more than the number of shares being registered for resale under the registration statement of which this prospectus forms a part.

If it becomes necessary for us to issue and sell to the Selling Securityholder more shares than are being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to the remaining portion of the Commitment Amount, we must first file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Securityholder of any such additional shares of our Common Stock, which the SEC must declare effective, in each case, before we may elect to sell any additional shares of our Common Stock to the Selling Securityholder under the Purchase Agreement. The number of shares of our Common Stock ultimately offered for resale by the Selling Securityholder depends upon the number of shares of Common Stock, if any, we ultimately sell to the Selling Securityholder under the Purchase Agreement.

USE OF PROCEEDS

All of the shares of our Common Stock offered by the Selling Securityholder pursuant to this prospectus will be sold by the Selling Securityholder for its own respective account. We will not receive any of the direct proceeds from these sales. However, we expect to receive proceeds under the Purchase Agreement from sales of Common Stock that we may elect to make to the Selling Securityholder pursuant to the Purchase Agreement, if any, from time to time in our discretion. See the section of this prospectus titled “Plan of Distribution” elsewhere in this prospectus for more information.

We currently expect to use any net proceeds we receive under the Purchase Agreement primarily for working capital. We may also use a portion of the net proceeds for the acquisition of, or investment in, technologies, solutions or businesses that complement our business, although we have no present agreements to enter into any acquisitions or investments. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds and could utilize the proceeds in ways that do not necessarily improve our results of operations or enhance the value of our securities.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which shares of Common Stock may be sold by the Selling Securityholder under this prospectus.

MARKET INFORMATION

Our Common Stock is currently listed on the Nasdaq Capital Market under the symbol “EVTV.” As of May 15, 2025, there were 157 holders of record of our Common Stock. The actual number of stockholders of our Common Stock is greater than the number of record holders and includes holders of our Common Stock whose shares of Common Stock are held in street name by brokers and other nominees.

DIVIDEND POLICY

We have never declared or paid any dividends on our Common Stock and do not anticipate that we will pay any dividends to holders of our Common Stock in the foreseeable future. Instead, we currently plan to retain any earnings to finance the growth of our business. Any future determination relating to dividend policy will be made at the discretion of our board of directors and will depend on our financial condition, results of operations and capital requirements as well as other factors deemed relevant by our board of directors.

SELLING SECURITYHOLDER

This prospectus relates to the possible resale from time to time by the Selling Securityholder of up to 95,888,921 shares of Common Stock that have been and may be issued by us to the Selling Securityholder under the Purchase Agreement. For additional information regarding the shares of Common Stock included in this prospectus, see the section titled “The Standby Equity Purchase Agreement” above.

We are registering the shares of Common Stock included in this prospectus pursuant to the provisions of the Purchase Agreement we entered into with the Selling Securityholder in order to permit the Selling Securityholder to offer the shares included in this prospectus for resale from time to time. Except for the transactions contemplated by the Purchase Agreement, and as set forth in the section titled “Plan of Distribution” in this prospectus, the Selling Securityholder has not had any material relationship with us within the past three years.

The table below presents information regarding the Selling Securityholder and the shares of Common Stock that may be resold by the Selling Securityholder from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Securityholder and reflects holdings as of May 15, 2025. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered” represents all of the shares of Common Stock being offered for resale by the Selling Securityholder under this prospectus. The Selling Securityholder may sell some, all or none of the shares being offered for resale in this offering. We do not know how long the Selling Securityholder will hold the shares before selling them, and we are not aware of any existing arrangements between the Selling Securityholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Common Stock being offered for resale by this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of Common Stock with respect to which the Selling Securityholder has sole or shared voting and investment power. The percentage of shares of Common Stock beneficially owned by the Selling Securityholder prior to the offering shown in the table below is based on an aggregate of 25,670,211 shares of our Common Stock outstanding on May 15, 2025. Because the purchase price to be paid by the Selling Securityholder for shares of Common Stock, if any, that we may elect to sell to the Selling Securityholder in one or more advances from time to time under the Purchase Agreement will fluctuate based on the market prices of our Common Stock during the applicable Pricing Period, the actual number of shares of Common Stock that we may sell to the Selling Securityholder under the Purchase Agreement may be fewer than the number of shares being offered for resale under this prospectus. The fourth column assumes the resale by the Selling Securityholder of all of the shares of Common Stock being offered for resale pursuant to this prospectus.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Securityholder has sole voting and investment power with respect to all shares of Common Stock that it beneficially owns. Except as otherwise described below, based on the information provided to us by the Selling Securityholder, the Selling Securityholder is not a broker-dealer or an affiliate of a broker-dealer.

	Number of Shares of Common Stock Beneficially Owned		Maximum Number of	Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold
Name of Selling Securityholder	Number(1)	Percent	Shares of Common Stock Being Offered(2)	Number	Percent
YA II PN, LTD. (3)	1,280,944	4.99%	95,888,921	-	-

(1)

Represents 950,000 shares of our Common Stock held by the Selling Securityholder and 330,944 shares of our Common Stock that the Selling Securityholder has the right to acquire within 60 days of May 15, 2025, upon conversion of the Promissory Notes. Shares reported herein do not include 25,355,504 additional shares of common stock that would have been issuable to the Selling Securityholder upon the conversion of the Promissory Notes as of May 15, 2025 (based on a Conversion Price of $0.2258 as of such date) because the Selling Securityholder is prohibited from acquiring shares of our Common Stock pursuant to the Purchase Agreement or upon conversion of the Promissory Notes to the extent such shares, when aggregated with all other shares of our Common Stock then beneficially owned by the Selling Securityholder, would cause the Selling Securityholder’s beneficial ownership of our Common Stock to exceed the Beneficial Ownership Limitation.

(2)	Assumes the sale of all shares being offered pursuant to this prospectus.

(3)

The Selling Securityholder is a fund managed by Yorkville Advisors Global, LP (the “IM”). Yorkville Advisors Global II, LLC is the General Partner of the IM. Investment decisions for the Selling Securityholder are made by Mr. Mark Angelo. The business address of the Selling Securityholder is 1012 Springfield Avenue, Mountainside, NJ 07092.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 355,000,000 shares of capital stock, of which 350,000,000 shares are designated as Common Stock, $0.00001 par value per share, and of which 5,000,000 shares are designated as preferred stock, $0.00001 par value per share (“Preferred Stock”).

The following is a description of the material terms of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws. This description is based upon, and is qualified in its entirety by reference to, our amended and restated certificate of incorporation, our amended and restated bylaws and applicable provisions of the DGCL. You should read our amended and restated certificate of incorporation and amended and restated bylaws, which have been publicly filed with the SEC, for the provisions that are important to you.

General

As of May 15, 2025, there were 25,670,211 shares of our Common Stock outstanding and held of record by 157 stockholders. No shares of Preferred Stock are outstanding. The rights, preferences and privileges of the holders of our Common Stock are subject to the rights of the holders of shares of any series of Preferred Stock, which we may issue in the future.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of our Preferred Stock outstanding at the time, for as long as such stock is outstanding, the holders of our Common Stock are entitled to receive ratably any dividends as may be declared by our board of directors out of funds legally available for dividends.

As a Delaware corporation, we are subject to certain restrictions on dividends under the DGCL. Generally, a Delaware corporation may only pay dividends either out of “surplus” or out of the current or the immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal their book value.

Voting Rights

Holders of our Common Stock are entitled to one vote per share on any matter to be voted upon by stockholders. We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation. Our amended and restated certificate of incorporation establishes a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election at each annual meeting of stockholders, with the directors in other classes continuing for the remainder of their three-year terms.

No Preemptive or Similar Rights

Our Common Stock is not entitled to preferential, preemptive, conversion or exchange rights.

Liquidation Rights

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Common Stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of Preferred Stock.

Redemption Rights

There are no redemption or sinking fund provisions applicable to our Common Stock.

Undesignated Preferred Stock

Subject to limitations prescribed by Delaware law, our board of directors may issue Preferred Stock in one or more series, establish from time to time the number of shares to be included in each series, and determine for each such series of Preferred Stock the voting powers, designations, preferences, and special rights, qualifications, limitations, or restrictions as permitted by law, in each case without further vote of action by our stockholders. Our board of directors may also increase or decrease the number of shares of any series of Preferred Stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and might adversely affect the market price of our Common Stock and the voting and other rights of the holders of our Common Stock. We have no current plan to issue any shares of Preferred Stock.

Anti-Takeover Matters

Certificate of Incorporation and Bylaw Provisions

Our amended and restated certificate of incorporation and amended and restated bylaws include a number of provisions that may have the effect of delaying, deferring or discouraging another person from acquiring control of our company and discouraging takeover bids. These provisions may also have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Board Composition and Filling Vacancies

Our amended and restated bylaws provide that directors may be removed only for cause by the affirmative vote of the holders of a majority of the voting power of all the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board of directors, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum.

Classified Board of Directors

Our amended and restated certificate of incorporation provides for a classified board of directors, as a result of which the successors to the directors whose terms have expired will be elected to serve from the time of election and qualification until the third annual meeting following their election.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that there will be no cumulative voting.

No Written Consent of Stockholders

Our amended and restated certificate of incorporation and amended and restated bylaws provide that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting.

Meetings of Stockholders

Our amended and restated bylaws provide that a majority of the members of our board of directors then in office, the Chairman of the Board, or the Chief Executive Officer may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our amended and restated bylaws will limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance Notice Requirements

Our amended and restated bylaws include advance notice procedures for stockholders seeking to bring business before an annual or special meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not later than 120 days nor earlier than 150 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in the amended and restated bylaws.

Amendment to Certificate of Incorporation and Bylaws

The amendment of the provisions in our amended and restated certificate of incorporation require approval by holders of at least 66 2⁄3% of our outstanding capital stock entitled to vote generally in the election of directors, in addition to any rights of the holders of our outstanding capital stock to vote on such amendment under the DGCL. The amendment of the provisions in our amended and restated bylaws require approval by either a majority of our board of directors or holders of at least 66 2⁄3% of our outstanding capital stock entitled to vote generally in the election of directors, in addition to any rights of the holders of our outstanding capital stock to vote on such amendment under the DGCL.

Blank Check Preferred Stock

Our amended and restated certificate of incorporation provides for authorized shares of Preferred Stock. The existence of authorized but unissued shares of Preferred Stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of us or our stockholders, our board of directors could cause shares of Preferred Stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our amended and restated certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of Preferred Stock. The issuance of shares of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of shares of Common Stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring, or preventing a change in control of us.

Delaware General Corporation Law

We are subject to the provisions of Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person or entity who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
●

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

●

at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Any provision of our amended and restated certificate of incorporation, amended and restated bylaws or Delaware law that has the effect of delaying, preventing or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Common Stock, and could also affect the price that some investors are willing to pay for our Common Stock.

Exclusive Forum

Our amended and restated bylaws provide that the Court of Chancery of the State of Delaware will be the exclusive forum for (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws; or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Limitations of Director Liability and Indemnification of Directors and Officers

As permitted by the DGCL, provisions in our amended and restated certificate of incorporation and amended and restated bylaws limit or eliminate the personal liability of our directors. Consequently, directors will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to us or our stockholders;
●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
●	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or
●	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies, such as an injunction or rescission.

In addition, our amended and restated bylaws provide that:

●

we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees, to the fullest extent permitted by the DGCL, subject to limited exceptions, including an exception for indemnification in connection with a proceeding (or counterclaim) initiated by such persons; and

●

we will advance expenses, including attorneys’ fees, to our directors and, in the discretion of our board of directors, certain officers and employees, in connection with legal proceedings, subject to limited exceptions.

We have entered into indemnification agreements with each of our executive officers and directors. These agreements provide that, subject to limited exceptions and among other things, we will indemnify each of our executive officers and directors to the fullest extent permitted by law and advance expenses to each indemnitee in connection with any proceeding in which a right to indemnification is available.

We also intend to maintain general liability insurance that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons who control us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

At present, there is no pending litigation or proceeding involving any of our directors or officers where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Exchange Listing

Our Common Stock trades on the Nasdaq Capital Market under the symbol “EVTV.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Issuer Direct Corporation. The transfer agent’s address is One Glenwood Avenue, Suite 1001, Raleigh, North Carolina 27603, and its telephone number is (919) 481-4000.

PLAN OF DISTRIBUTION

The shares of Common Stock offered by this prospectus are being offered by the Selling Securityholder. The shares of Common Stock may be sold or distributed from time to time by the Selling Securityholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the shares of Common Stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;
●	transactions involving cross or block trades;
●	through brokers, dealers, or underwriters who may act solely as agents;
●	“at-the-market” into an existing market for the shares of our Common Stock;
●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
●	in privately negotiated transactions;
●	through any combination of the foregoing; or
●	any other method permitted pursuant to applicable law.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

The Selling Securityholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Except as set forth above, we know of no existing arrangements between the Selling Securityholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Common Stock offered by this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our Common Stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Securityholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our Common Stock sold by the Selling Securityholder may be less than or in excess of customary commissions. Neither we nor the Selling Securityholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our Common Stock sold by the Selling Securityholder.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Securityholder, including with respect to any compensation paid or payable by the Selling Securityholder to any brokers, dealers, underwriters or agents that participate in the distribution of such shares by the Selling Securityholder, and any other related information required to be disclosed under the Securities Act.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our Common Stock covered by this prospectus by the Selling Securityholder.

As consideration for its irrevocable commitment to purchase our Common Stock at our direction under the Purchase Agreement, we have agreed to issue to the Selling Securityholder 64,103 shares of our Common Stock as Commitment Shares, which Commitment Shares have a total aggregate value equal to 0.50% of the Selling Securityholder’s $25 million Commitment Amount under the Purchase Agreement (assuming a value of $1.95 per Commitment Share, representing the Nasdaq Official Closing Price of the Common Stock (as reflected on Nasdaq.com) on the trading day immediately preceding the execution of the Original SEPA), upon execution of the Original SEPA. In accordance with FINRA Rule 5110, the Commitment Shares are deemed to be underwriting compensation in connection with sales of our shares of Common Stock by the Selling Securityholder to the public. We have also paid a structuring fee to the Selling Securityholder in an aggregate amount of $25,000.

In addition, we have agreed to pay AGP a cash fee equal to 7% of the aggregate gross proceeds received from the sales of Common Stock that we elect to make to the Selling Securityholder pursuant to the Purchase Agreement. Additionally, we have agreed to reimburse AGP for its accountable legal expenses relating in connection with the offering in the amount of $75,000 and its non-accountable expenses in connection with the offering up to $15,000.

We also have agreed to indemnify the Selling Securityholder and certain other persons against certain liabilities in connection with the offering of shares of our Common Stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. The Selling Securityholder has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by the Selling Securityholder specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

The Selling Securityholder has represented to us that at no time prior to the date of the Purchase Agreement has the Selling Securityholder, its sole member, any of their respective officers, or any entity managed or controlled by the Selling Securityholder or its sole member, engaged in or effected, in any manner whatsoever, directly or indirectly, for its own account or for the account of any of its affiliates, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Common Stock or any hedging transaction, which establishes a net short position with respect to our Common Stock.

The Selling Securityholder has agreed that during the term of the Purchase Agreement, none of the Selling Securityholder, its sole member, any of their respective officers, or any entity managed or controlled by the Selling Securityholder or its sole member, will enter into or effect, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Common Stock or any hedging transaction, which establishes a net short position with respect to our Common Stock, for its own account or for the account of any other such person or entity.

We have advised the Selling Securityholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Securityholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our Common Stock offered by this prospectus have been sold by the Selling Securityholder.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by K&L Gates LLP, Irvine, California.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2024 and December 31, 2023, and for each of the two years then ended, incorporated by reference in this prospectus have been so incorporated in reliance upon the report of Barton CPA PLLC, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of the registration statement on Form S-1 we filed with the SEC under the Securities Act, does not contain all of the information set forth or incorporated by reference in the registration statement. For further information with respect to us and the securities being offered hereby, you should read the registration statement, including its exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We are required to file annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers, including our company, that file electronically with the SEC. You may obtain documents that we file with the SEC at http://www.sec.gov.

We also make these documents available on our website at www.evtvusa.com. Our website and the information contained or connected to our website is not incorporated by reference in this prospectus, and you should not consider it part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus certain of the information we file with the SEC. This means we can disclose important information to you by referring you to another document that has been filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus. We incorporate by reference the documents listed below that we have previously filed with the SEC:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on April 15, 2025;
●	our definitive proxy statement on Schedule 14A filed with the SEC on April 1, 2025, relating to our Special Meeting of Stockholders held on May 1, 2025;
●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 20, 2025;
●	our Current Reports on Form 8-K filed with the SEC on January 24, 2025, February 25, 2025, March 7, 2025, and May 2, 2025; and
●

The description of our Common Stock contained in our Registration Statement on Form 8-A filed with SEC on July 5, 2022, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference in this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion or termination of the offering of the securities described in this prospectus, but excluding any information deemed furnished and not filed with the SEC. Any statement contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to Envirotech Vehicles, Inc., 1425 Ohlendorf Road, Osceola, Arkansas 72370, Attention: Chief Financial Officer or telephoning us at (870) 970-3355. You may also access the documents incorporated by reference in this prospectus through our website at www.evtvusa.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

95,888,921 Shares of Common Stock

PRELIMINARY PROSPECTUS

The date of this prospectus is                , 2025

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.           Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, we expect to incur in connection with the sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee.

Amount
SEC Registration Fee	$3,083
Legal Fees and Expenses	45,000
Accounting Fees and Expenses	25,000
Miscellaneous Expenses	25,000
Total	$98,083

Item 14.                Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for breaches of the director’s duty of loyalty to the corporation or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of a law, authorizations of the payments of a dividend or approval of a stock repurchase or redemption in violation of Delaware corporate law or for any transactions from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation provides that no director will be liable to us or our stockholders for monetary damages for breach of fiduciary duties as a director, subject to the same exceptions as described above.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with a threatened, pending, or completed action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with defense or settlement of such action or suit and no indemnification shall be made with respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. In addition, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding described above (or claim, issue, or matter therein), such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be advanced by the corporation upon receipt of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification by the corporation under Section 145 of the General Corporation Law of the State of Delaware.

Our amended and restated certificate of incorporation provides that we will, to the fullest extent permitted by law, indemnify any person made or threatened to be made a party to an action or proceeding by reason of the fact that he or she (or his or her testators or intestate) is or was our director or officer or serves or served at any other corporation, partnership, joint venture, trust or other enterprise in a similar capacity or as an employee or agent at our request, including service with respect to employee benefit plans maintained or sponsored by us, against expenses (including attorneys’), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend, or defense of such action, suit, proceeding, or claim. However, we are not required to indemnify or advance expenses in connection with any action, suit, proceeding, claim, or counterclaim initiated by us or on behalf of us. Our amended and restated bylaws provide that we will indemnify and hold harmless each person who was or is a party or threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was our director or officer, or is or was serving at our request in a similar capacity of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (whether the basis of such action, suit, or proceeding is an action in an official capacity as a director or officer or in any other capacity while serving as a director of officer) to the fullest extent authorized by the DGCL against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding, and this indemnification continues after such person has ceased to be an officer or director and inures to the benefit of such person’s heirs, executors and administrators. The indemnification rights also include the right generally to be advanced expenses, subject to any undertaking required under DGCL, and the right generally to recover expenses to enforce an indemnification claim or to defend specified suits with respect to advances of indemnification expenses.

We have entered into indemnification agreements with each of our executive officers and directors, which may, in some cases, be broader than specific indemnification provisions contained in Delaware law. These agreements provide that, subject to limited exceptions and among other things, we will indemnify each of our executive officers and directors to the fullest extent permitted by law and advance expenses to each indemnitee in connection with any proceeding in which a right to indemnification is available.

We also expect to maintain general liability insurance that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons who control us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.                Recent Sales of Unregistered Securities.

Set forth below is information regarding securities sold and issued by us within the last three years that were not registered under the Securities Act, as well as the consideration received by us for such securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

Amended and Restated Standby Equity Purchase Agreement

On September 23, 2024, we entered into the Original SEPA, which was amended and restated on October 31, 2024 by the A&R SEPA. Pursuant to the A&R SEPA, the Selling Securityholder advanced to the Company the Pre-Paid Advance in an aggregate principal amount of $3 million in exchange for our issuance to the Selling Securityholder of the Initial Promissory Notes in two tranches. We received the first tranche of the Pre-Paid Advance in the principal amount of $2 million on October 31, 2024 in exchange for the EVTV-1 Promissory Note, and the second tranche of the Pre-Paid Advance in the principal amount of $1 million on December 17, 2024 in exchange for the EVTV-2 Promissory Note. The Initial Promissory Notes accrue interest on the outstanding principal balance at an annual rate equal to 0%, which will increase to an annual rate of 18% upon the occurrence of an Event of Default (as defined in the Initial Promissory Notes) or a Registration Event (as defined in the Initial Promissory Notes) for so long as such event remains uncured. Prior to our entry into the Supplemental Agreement, the Initial Promissory Notes were initially set to mature on November 13, 2025, and were convertible at a conversion price equal to the lower of (i) $2.1480 per share or (ii) 93% of the lowest daily VWAP during the five consecutive trading days immediately preceding the conversion date (but no lower than the “floor price” then in effect, which was $0.3580 per share, subject to adjustment from time to time in accordance with the terms contained in the Initial Promissory Notes). Pursuant to the terms of the Original SEPA, the Company issued the Commitment Shares to the Selling Securityholder as a commitment fee.

During the first quarter of 2025, the obligation under the EVTV-2 Promissory Note in the principal amount of $1 million was fully satisfied through the conversion of the EVTV-2 Promissory Note into shares of Common Stock. During the same quarter, the obligation under the EVTV-1 Promissory Note in the principal amount of $2 million was partially satisfied through the conversion of the EVTV-1 Promissory Note into shares of Common Stock. The remaining principal balance of the EVTV-1 Promissory Note on March 31, 2025 was $1,383,343.

On February 24, 2025, we entered into the Supplemental Agreement with the Selling Securityholder, which amends and supplements the A&R SEPA to: (i) provide for the advancement by Selling Securityholder to us, subject to the satisfaction of certain conditions as set forth in the Supplemental Agreement, of the Additional Pre-Paid Advance in the aggregate principal amount of $5 million under the Purchase Agreement to be evidenced by the Additional Promissory Notes in two tranches, (ii) amend the maturity date for the EVTV-1 Promissory Note to March 9, 2026, and (iii) amend the floor price for the EVTV-1 Promissory Note to $0.0713 per share.

The Additional Promissory Notes accrue interest on the outstanding principal balance at an annual rate equal to 5%, which will increase to an annual rate of 18% upon the occurrence of an Event of Default (as defined in the Additional Promissory Notes) or a Registration Event (as defined in the Additional Promissory Notes) for so long as such event remains uncured. The Additional Promissory Notes will mature on March 9, 2026, which may be extended at the option of the Selling Securityholder. The Additional Promissory Notes are convertible at a conversion price equal to the lower of (i) $1.00 per share or (ii) 93% of the lowest daily VWAP during the five consecutive trading days immediately preceding the conversion date (but no lower than the “floor price” then in effect, which is $0.0713 per share, subject to adjustment from time to time in accordance with the terms contained in the Additional Promissory Notes).

The first tranche of the Additional Pre-Paid Advance was disbursed on February 25, 2025 in the principal amount of $3 million as evidenced by the EVTV-3 Promissory Note. The second tranche of the Additional Pre-Paid Advance was disbursed on May 8, 2025 in the principal amount of $2 million as evidenced by the EVTV-4 Promissory Note.

Pursuant to the Purchase Agreement, and upon the satisfaction of the conditions to the Selling Securityholder’s purchase obligation set forth in the Purchase Agreement, including the registration of shares of Common Stock issuable pursuant to the Purchase Agreement for resale, we will have the right, from time to time, until November 1, 2027, to require the Selling Securityholder to purchase up to the Commitment Amount, subject to certain limitations and conditions set forth in the Purchase Agreement, by delivering an Advance Notice to the Selling Securityholder. Following the disbursements of the Pre-Paid Advance and Additional Pre-Paid Advance have reduced the Commitment Amount to $17 million.

As consideration for the Selling Securityholder’s commitment to purchase shares of Common Stock upon the terms and subject to the conditions set forth in the Purchase Agreement, in connection with the entry into the Original SEPA, we issued 64,103 Commitment Shares to the Selling Securityholder, which Commitment Shares have a total aggregate value equal to 0.50% of the Selling Securityholder’s $25 million total aggregate purchase commitment under the Purchase Agreement (each Commitment Share valued at $1.95 per share, representing the Nasdaq Official Closing Price of the Common Stock (as reflected on Nasdaq.com) on the trading day immediately preceding the execution of the Original SEPA). In addition, we paid the Selling Securityholder a structuring fee in the amount of $25,000 prior to the execution of the Original SEPA. The offer and sale of the Promissory Notes and shares of Common Stock pursuant to the Purchase Agreement, including the issuance of the Commitment Shares, was and will be made in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Private Placement of Convertible Promissory Note

On January 18, 2024, the Company, through a private placement exempt from registration under the Securities Act, issued a convertible promissory note, as amended on April 5, 2024 (the “Note”), in the principal amount of $1,000,000, to Gerald Douglas Conrod, as investor, according to the following terms:

Principal amount: $1,000,000, together with an origination fee of $99,000.

Maturity Date: September 30, 2024.

Warrant Coverage: Grant of 800,000 warrants to purchase Common Stock at $1.50 per share, expiring two years from the date of the Note.

Note Conversion Terms: On or before maturity, the investor has the right to convert any and all outstanding principal amount into Common Stock at a per-share price equal to the greater of $1.50 and an amount equal to ninety percent (90%) of the per-share price at which such shares of Common Stock close on Nasdaq, calculated as of the date of the conversion contemplated by the Note (in any event subject to proportionate adjustment in the event of stock splits, combinations, recapitalizations or similar events).

On May 6, 2024, the investor fully converted the Note and the Company issued 505,051 shares of Common Stock to Gerald Douglas Conrod upon conversion of the Note in the principal amount of $1,000,000, at a conversion price of $1.98 per share. The issuance of the shares of Common Stock to Mr. Conrod upon conversion of this convertible promissory note was exempt from registration pursuant to Section 3(a)(9) of the Securities Act. The warrants are still outstanding.

Maddox Industries Acquisition

On December 18, 2024, we completed the Maddox Acquisition. Pursuant to the terms of the MIPA, at the Maddox Closing, we purchased all of the issued and outstanding membership interests in Maddox Industries from the Seller in exchange for 3,100,000 shares of Common Stock, par value $0.00001 per share, issued by us to the Seller as of the Maddox Closing in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Private Placements of Common Stock and Warrants

On January 25, 2024, the Company, through a private placement exempt from registration under the Securities Act, sold 150,000 shares of Common Stock to a private investor at a price of $1.17 per share for an aggregate purchase price of $175,500.

On February 7, 2024, the Company, through a private placement exempt from registration under the Securities Act, sold 50,000 shares of Common Stock to a private investor at a price of $2.00 per share for an aggregate purchase price of $100,000.

On February 15, 2024, the Company, through a private placement exempt from registration under the Securities Act, sold 75,000 shares of common stock to a private investor at a price of $2.00 per share for an aggregate purchase price of $150,000.

On February 16, 2024, the Company, through a private placement exempt from registration under the Securities Act, sold 25,000 shares of Common Stock to a private investor at a price of $2.00 per share for an aggregate purchase price of $50,000.

On March 11, 2024, the Company, through a private placement exempt from registration under the Securities Act, sold 48,889 shares of Common Stock to a private investor at a price of $2.25 per share for an aggregate purchase price of $110,000.

On May 3, 2024, the Company, through a private placement exempt from registration under the Securities Act, sold 85,387 shares of Common Stock to a private investor at a price of $2.13 per share for an aggregate purchase price of $181,874.31.

On September 16, 2024, the Company, through a private placement exempt from registration under the Securities Act, sold 60,241 shares of Common Stock at a price of $1.66 per share and a warrant to purchase up to 60,241 shares of Common Stock to a private investor for a purchase price of $1.66 (exclusive of proceeds from any future exercise of the warrant). The warrant has a term of two years and is exercisable at any time after September 16, 2024, at an exercise price of $1.66 per share.

On September 16, 2024, the Company, through a private placement exempt from registration under the Securities Act, sold an aggregate of 451,806 shares of Common Stock at a price of $1.66 per share and warrants to purchase up to an aggregate of 451,806 shares of Common Stock to three private investors for an aggregate purchase price of $750,000 (exclusive of proceeds from any future exercise of the warrants). The warrants have a term of two years and are exercisable at any time after September 16, 2024, at an exercise price of $1.66 per share.

No underwriters were used in the foregoing transactions, and no underwriting discounts or commissions were paid for the transactions described above. Such issuances of shares of Common Stock and warrants, as applicable, were made in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Item 16.                Exhibits and Financial Statement Schedules

(a)                                      Exhibits

The following exhibits are filed (or incorporated by reference herein) as part of this registration statement:

Exhibit Index

			Incorporated by Reference
Exhibit					Exhibit	Filed
Number	Description of Exhibit	Form	File No.	Date	No.	Herewith
2.1*	Membership Interest Purchase Agreement, dated as of October 30, 2024, by and among Maddox Industries, LLC, Jason Maddox, and Envirotech Vehicles, Inc.	8-K	001-38078	11/5/2024	2.1
3.1	Amended and Restated Certificate of Incorporation of the Company	1-A POS	024-10656	6/15/2017	2.7
3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of Delaware on June 8, 2018	8-K	001-38078	6/11/2018	3.1
3.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of Delaware on May 26, 2021	8-K	001-38078	6/2/2021	3.1
3.4	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of Delaware on June 24, 2022	8-K	001-38078	6/28/2022	3.1

3.5	Amended and Restated Bylaws of the Company	1-A POS	024-10656	6/15/2017	2.8
4.1	Specimen Common Stock Certificate	S-1/A	333-220983	12/15/2017	4.1
4.2	Form of Secured Promissory Note	1-A	024-10656	12/21/2016	3.1
4.3	Form of Unit Certificate	S-1/A	333-220983	1/4/2018	4.7
4.4	Form of Warrant	8-K	001-38078	12/28/2020	4.1
5.1	Opinion of K&L Gates LLP					X
9.1	Voting Trust Agreement, by and among Provident Trust Group FBO Cornelia P. Doherty ROTH IRA, Connie Doherty Living Trust Dated May 1, 1996, Gary Nettles as Voting Trustee, and the Company, dated March 20, 2017	1-A/A	024-10656	4/7/2017	5.1
10.1+	Form of Indemnity Agreement	1-A	024-10656	12/21/2016	6.8
10.2+	2017 Equity Incentive Plan	1-A/A	024-10656	4/7/2017	6.17
10.3+	Form of Stock Option Agreement for 2017 Equity Incentive Plan	1-A/A	024-10656	4/7/2017	6.18
10.4+	Form of Notice of Grant of Stock Option for 2017 Equity Incentive Plan	1-A/A	024-10656	4/7/2017	6.19
10.5	Securities Purchase Agreement, dated January 5, 2018, by and among the Company and certain investors set forth therein	8-K	001-38078	1/8/2018	10.1
10.6	Form of Subscription Agreement	1-A/A	024-10656	2/13/2017	4.1
10.7	Form of Escrow Deposit Agreement	1-A/A	024-10656	2/13/2017	8.1
10.8	Paycheck Protection Program Promissory Note and Agreement, dated May 3, 2020, between ADOMANI, Inc. and Wells Fargo Bank, NA	10-Q	001-38078	8/14/2020	10.1
10.9	Loan Authorization and Agreement, dated May 17, 2020, between ADOMANI, Inc. and the U.S. Small Business Administration	10-Q	001-38078	8/14/2020	10.2
10.10	Promissory Note, dated May 17, 2020, issued by ADOMANI, Inc. to the U.S. Small Business Administration	10-Q	001-38078	8/14/2020	10.3
10.11	Security Agreement, dated May 17, 2020, executed by ADOMANI, Inc. in favor of the U.S. Small Business Administration	10-Q	001-38078	8/14/2020	10.4
10.12	Balloon Payment Promissory Note, dated as of October 28, 2020, between ADOMANI, Inc. and Envirotech Drive Systems Incorporated / SRI Professional Services, Incorporated	10-Q	001-38078	11/13/2020	10.1
10.13+	Separation Agreement and General Release, dated as of October 30, 2020, between ADOMANI, Inc. and James L. Reynolds	10-Q	001-38078	11/13/2020	10.2
10.14	Form of Exchange Agreement.	8-K	001-38078	12/03/2020	10.1
10.15	Securities Purchase Agreement, dated December 24, 2020, by and between ADOMANI, Inc. and the parties thereto	8-K	001-38078	12/28/2020	10.1
10.16	Form of Registration Rights Agreement	8-K	001-38078	12/28/2020	10.2
10.17	Agreement and Plan of Merger, dated February 16, 2021, by and among ADOMANI, Inc., EVT Acquisition Company, Inc., and Envirotech Drive Systems, Inc.	8-K	001-38078	2/17/2021	2.1
10.18+	Employment Agreement, dated as of December 31, 2021, by and between the registrant and Phillip W. Oldridge.	8-K	001-38078	1/7/2022	10.1
10.19+	Employment Agreement, dated as of December 31, 2021, by and between the registrant and Susan M. Emry.	8-K	001-38078	1/7/2022	10.2
10.20+	Offer Letter with Christian S. Rodich dated February 3, 2022	8-K	001-38078	2/8/2022	10.1
10.21	Standby Equity Purchase Agreement, dated September 23, 2024, by and between Envirotech Vehicles, Inc. and YA II PN, LTD.	8-K	001-38078	9/27/2024	99.1

10.22*	Amended and Restated Standby Equity Purchase Agreement, dated October 31, 2024, by and between Envirotech Vehicles, Inc. and YA II PN, LTD.	S-1	333-282961	11/1/2024	10.22
10.23	Convertible Promissory Note, dated October 31, 2024, issued to YA II PN, Ltd.	S-1	333-282961	11/1/2024	10.23
10.24	Supplemental Agreement, dated February 24, 2025, by and between Envirotech Vehicles, Inc. and YA II PN, Ltd.	8-K	001-38078	2/25/2025	10.1
10.25	Convertible Promissory Note, dated February 24, 2025, issued to YA II PN, Ltd.	8-K	001-38078	2/25/2025	10.2
21.1	Subsidiaries of the Company	10-K	001-38078	3/28/2024	21.1
23.1	Consent of Barton CPA, PLLC, independent registered public accounting firm					X
23.2	Consent of K&L Gates LLP (included in Exhibit 5.1 above)					X
24.1	Power of Attorney (included on signature page)					X
107	Calculation of Filing Fee Table					X

+	Indicates a management contract or compensatory plan.
*

Schedules and exhibits to this Exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K under the Securities Act of 1933, as amended. A copy of any omitted schedule or exhibit will be furnished to the SEC upon request.

(b)	Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17.                Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii), and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(7)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(8)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 22nd day of May, 2025.

ENVIROTECH VEHICLES, INC.

By:	/s/ Phillip W. Oldridge
Phillip W. Oldridge
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Envirotech Vehicles, Inc., hereby severally constitute and appoint Phillip W. Oldridge and Jason Maddox, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933, as amended and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Phillip W. Oldridge	Chief Executive Officer and Director	May 22, 2025
Phillip W. Oldridge	(Principal Executive Officer)

/s/ Jason Maddox	President and Interim Chief Financial Officer	May 22, 2025
Jason Maddox	(Principal Financial and Accounting Officer)

/s/ Melissa Barcellos	Director	May 22, 2025
Melissa Barcellos

/s/ Michael Di Pietro	Director	May 22, 2025
Michael Di Pietro

/s/ Terri White Elk	Director	May 22, 2025
Terri White Elk